Exhibit 99.2

3Q2012 Conference Call Script

November 14 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss third quarter 2012 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2011, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark.

Welcome – MLF

Thank you, Alison and welcome everyone.

First I want to take this opportunity to update everyone on our regulatory status both domestically and internationally.

Yesterday afternoon, we filed our amended premarket approval application for the LuViva Advanced Cervical Scan with the Food and Drug Administration. This follows an an unanticipated delay by the th agency in responding to our request for review of a preliminary data analysis they requested.

The filing included existing clinical data with new analyses that we believe demonstrate LuViva’s clinical value within the context of new cervical cancer screening guidelines that were adopted earlier this year. We also segregated the data from the two devices used in the clinical trial to be reviewed separately.

At the time of our last conference call we anticipated filing an amended PMA shortly after the Labor Day holiday and were prepared to do so. We had submitted a preview of the responses to the FDA’s key questions which we intended to include in the PMA amendment. We did this to increase the likelihood that the Company, our regulatory advisors and the FDA were standing on common ground prior to submitting the formal PMA amendment. We also followed this process to reduce the probability of questions once the official document was filed. Unfortunately FDA did not meet its own internal guidelines in providing a response to our pre-Amendment analyses, and therefore we were delayed in filing the PMA Amendment. The good news is that the PMA is now filed and, based on our discussions with FDA, we hope that we have dealt with any remaining questions.

Given the FDA’s timeline of 180 days, and assuming a positive outcome, which of course cannot be guaranteed, we would expect to have better visibility on a U.S. product launch in or around the second quarter of next year. We anticipate that the time we invested on the front end of the application process will help to make it a smooth one.

Next I would like to update everyone on the status of the second CE Mark. As most of you know, in July we received our first CE Mark - an ISO 60601 Edition 2 Notification. As part of an ongoing regulatory process, and in order to comply with updated European medical device standards, we are required to complete some additional product testing to comply with the Edition 3 CE Mark. Testing, mostly electrically related, is underway and is expected to take about 30 [additional] days to complete, assuming no unforeseen issues. If the product complies with the new testing standards, it will then be in compliance with the Edition 3 CE Mark and able to be marketed in the 27 EU countries can commence. [The Edition 3 CE mark, has only recently gone into effect and, in fact, not even all countries recognize it – including countries like Brazil, Japan and Israel. We believe that at this time, once we complete our testing and internal documentation for LuViva, we can place the CE Mark on the device. The new documentation can then be reviewed by our notified body or, alternatively, reviewed at our annual ISO audit in Q1 of next year.

We must still finalize the manufacturing ramp up of the product and disposable, and increase inventory to meet the demand of our distribution partners. This has already begun and will continue during the first quarter of next year. As is often the case with novel technology, initial launch of the technology will be controlled, focusing initially on Canada and Europe in the first half of 2013 and then moving into select Latin American and Southern Asian countries in the second half of the year. We are mindful that unforeseen issues can arise and we plan to learn from each territory and be in a position to deal with any potential issues quickly so we are in an even stronger position as we enter each new market.

A portion of the testing we are doing will also be used to comply with Canadian Standards Association (or CSA) mark requirements, which, while not mandatory, is preferred by many of the institutions our distributor will be selling to. Once the testing is complete we plan to ship eight LuViva units to Canada. This is still expected in the fourth quarter and the units will go to support CanMed’s various sales territories and for small marketing clinical studies.

During the third quarter we shipped three demo units, one each to distributors in Turkey, Nigeria and the Netherlands with sales revenue of 43 thousand dollars booked to revenue in the quarter. As to recent marketing activities…..

We attended a large international women’s health meeting in Rome where we presented the product to doctors and health ministry officials from around the world. The meeting - FIGO or the International Federation of Gynaecology and Obstetrics, is held every three years and attracts about seven thousand OBGYNs from every continent. The LuViva was well received by the hundreds of doctors we met and many leads were generated for existing and future distributors.

We also attended, at the invitation from the Ministry of Health, a major cancer meeting in Lagos Nigeria recently. The LuViva was presented and we are in discussions to begin a large-scale clinical study in Nigeria to integrate LuViva into the standard of care. Nigeria will be a model for us to follow to introduce LuViva into developing markets where cervical cancer is a severe health problem and where governments are becoming more active in prevention and early intervention.

As you probably saw, we formalized our relationship for Turkey, announcing a definitive agreement granting I.T.E.M. Medical Technologies Group exclusive distribution rights for LuViva not only in Turkey, but also Iraq and Azerbaijan. It is a three year agreement, with launch anticipated in early 2013. Each year in Turkey about 2 million women undergo Pap testing, with as many as 200,000 receiving an abnormal result and in need of a follow-up exam. Turkey is a gate way to Southwest Asia and many of the former Soviet states which are instituting programs to address women’s health issues.

We are also adding to our marketing staff with the addition of an experienced marketing manager for Europe who will be based out of London. Sue Jones joined us this week and is attending the Medica trade fair with the marketing staff. She will be managing our distribution activities in Europe, the Middle East and Africa. She comes to us from Philips Medical products.

Today, we have 15 countries under definitive distribution relationships in Europe, North America, Africa and Asia. These agreements bring the aggregated potential revenues over the next 2 and one-half years to three years from JUST the contractually agreed to minimum orders, as defined in ONLY the definitive supply agreements, to over $30 million. As we have mentioned previously, this is a conservative number given that it is just the contractual minimums and doesn’t include any preliminary or future agreements. I would still advise our investors that achieving these goals is subject to the acquisition and maintenance of local approvals in an environment of increasing regulatory stringency, the successful and timely launch of the product, as well as the performance of our distributors.

Upon receipt of the 3rd Edition CE Mark, we will aggressively close the remaining European territories. We are also actively targeting Latin America and South Asia in preparation of selective distribution later in 2013.

PAUSE

Regarding our non-invasive esophageal cancer and Barrett’s Esophagus detection product, for which to date we received more than six million in non-dilutive financing from Konica Minolta…..

Among the many accomplishments so far this year are:

1)	Successful completion of clinical feasibility studies
2)	Design of next generation devices for deployment into multicenter studies to develop the diagnostic algorithms
3)	Meetings and correspondence with FDA
4)	Identification of leading clinical institutions interested in evaluating our technology

Currently we have been in discussions with Konica Minolta regarding transitioning from an R&D program funded mostly by them to a commercialization or licensing relationship. This relationship could take the form of a joint venture, or license agreement in which we license IP from them or vice-versa. We expect to enter this new phase beginning early next year.

PAUSE

Now let me turn the call over to Charles Rufai, our controller, who will provide some detail on our financial results.

Charles

Thank you Mark.

Total revenue for the three months ended September 30, 2012 was about 693 thousand dollars, compared to about 1 million 21 thousand dollars in the same period last year. The majority of revenue came from the Konica Minolta contract and NCI grant. Included in total revenue is the sale of three demonstration units for approximately $43 thousand dollars.

The net loss available to stockholders for the three months ended September 30, 2012 was about 986 thousand dollars, or two cents per share, compared to a loss of about 2.7 million dollars, or five cents per share, for the same period last year. The decrease in net loss is primarily related to the 2.6 million warrants for about 2.3 million dollars, issued in connection with a claim settlement during the prior year period.

Total revenue for the nine months ended September 30, 2012 was about 2.3 million dollars, compared to about 2.7 million dollars in the same period last year. Again, the majority of revenue came from the Konica Minolta contract and NCI grant with approximately 72 thousand dollars related to the sale of demonstration devices.

The net loss available to stockholders for the nine months ended September 30, 2012 was about 3.2 million dollars, or six cents per share, compared to a loss of about 3.9 million dollars, or eight cents per share, for the same period last year.

Stockholders’ equity at the end of the second quarter of 2012 was about 2.1 million dollars compared to equity of about 1.6 million dollars at the end of our fiscal year ended December 31, 2011. The change was mostly due to net loss for the nine months, offset in part by the shares issued as part of the warrant exchange program.

Cash on hand at the end of the third quarter increased to about 2.6 million dollars up from about 2.2 million dollars at the end of our fiscal year ended December 31, 2011.

At September 30, 2012, the Company had approximately $461,000 of net inventory on hand. Based on where we are today, we expect current cash to carry us through the first quarter of 2013.

As to the warrant exchange program completed on July 5th, a total of 15,941,640, or 56.29 percent, of the registered warrants were tendered as part of the program, in exchange for Class One, Class Two and Class Three warrants. The Class One warrants expired on September 15, 2012 and had an exercise price of 40 cents, 45 cents or 50 cents, depending on the date exercised. To date 7,042,689 warrants have been converted for nearly 2.9 million dollars.

Of the 20.8 million warrants currently outstanding, there are over 12.3 million warrants set to expire March 1, 2013. These include the warrants that did not participate in the exchange program as well as the Class Two warrants. At an exercise price of 65 cents, this has the potential to bring in an additional 8 million dollars. For anyone interested, the full table of warrant exercise is available in our Q.

Our current monthly burn rate is about 500 thousand dollars.

I’ll now turn the call back over to Mark…….

Mark

Thank you Charles.

Finally, before we open the call to your questions, I’d like to update everyone on our goals for the remainder of 2012:

•	First, despite the delays at FDA, we are back on track with the agency – having submitted an Amended PMA yesterday. FDA typically has 180 days in which to respond – which could lead to approval in 2013.
•	Next, we plan to complete product testing to comply with the Edition 3 CE Mark as well as CSA requirements with a goal of shipping units to Canada in the fourth quarter to begin our first international launch.
•	We plan to ramp up our manufacturing and begin rolling out the LuViva in select markets in Europe in early 2013.
•	Third, we expect to continue to announce additional definitive agreements for international distribution in Europe, Africa, the Americas and Asia. We expect this will accelerate over the next few months.
•	Fourth, with regard to manufacturing, we continue to build and test units as we prepare for the planned international launch. As we mentioned, our next group of units are currently expected to be shipped to Canada for utilization in their launch and we have additional parts on order to ensure we can support demand in 2013 throughout Canada and Europe.
•	Next, to continue to move our esophageal cancer detection technology forward by continuing to line up doctors and facilities to begin our larger clinical study and work with FDA on the pivotal clinical trial protocol.
•	Longer term we still have plans to identify a third product extension and, when the stock allows, we will move our shares to a national stock market such as NASDAQ or Amex.

This is very busy time at the Company as we complete testing to comply with the third edition CE Mark. Having submitted the Amended PMA, we are also investing a lot of time with manufacturing to prepare for our international launch. As I mentioned, we recently hired an additional sales and marketing professional to be based in the U.K. to support our distributors in Europe. We continue to be gratified by all the positive feedback from distributors and physicians. The next few months should prove to be quite eventful, and we will continue to keep you updated as to our progress.

Thank you for your time. I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to speaking with you again soon.